Exhibit 10.1
LICENSE AGREEMENT
This License Agreement (the “Agreement”) is made by and between Dr. Peter Rentrop, M.D., an individual having offices at Gramercy Cardiac Diagnostic Services, P.C., 920 Broadway, Suite 600, New York, New York 10010 (“Dr. Rentrop”), and The Spectranetics Corporation, a Delaware corporation with its principal place of business at 9965 Federal Drive, Colorado Springs, Colorado 80921 (each individually a “Party” and collectively the “Parties”).
RECITALS
WHEREAS, Dr. Rentrop is the sole inventor of and owns all right, title, and interest in and to U.S. Patent Nos. 6,440,125 and 6,673,064 and any applications claiming priority thereto, and any reissues, reexaminations thereof;
WHEREAS, the Parties are involved in litigation in the U.S. District Court for the Southern District of New York, Case No. 1:2004cv00101 (PKC), before Hon. Judge P. Kevin Castel (the “Litigation”);
WHEREAS, the Litigation was tried to the jury, resulting in a jury verdict on December 8, 2006 of infringement of claims 1, 8, and 15-17 of U.S. Patent Nos. 6,673,064 by the following catheters:
Point 9™ Extreme (over-the-wire) Model 110-001,
Point 9™ X80 Extreme (over-the-wire) Models 110-002 and 110-152,
Point 9™ Vitesse (rapid exchange) Model 110-003,
Point 9™ X80 Vitesse (rapid exchange) Model 110-004,
CLiRpath Turbo Peripheral Over-the-Wire (OTW) 0.9 mm X80 Model 310-152, and CLiRpath
Turbo Peripheral Rapid Exchange (RX) 0.9 mm X80 Model 310-154 (collectively “Seven
Vitesse and Turbo Catheters;” last two catheters, collectively “Turbo Catheters”); and
further jury verdict of validity, rejection of trade secret misappropriation and conversion defenses, and finding Dr. Rentrop to be the sole inventor of U.S. Patent Nos. 6,673,064 and 6,440,125 and damages of $650,000;
WHEREAS, the Court denied Spectranetics’ motion for judgment as a matter of law of non-infringement and its defenses of inequitable conduct and implied license and entered final judgment for Dr. Rentrop in the amount of $500,000 on August 24, 2006;
WHEREAS, the Court of Appeals for the Federal Circuit affirmed the final judgment for Dr. Rentrop in all respects on December 18, 2008;
WHEREAS, the U.S. Patent and Trademark Office (“USPTO”), at Spectranetics’ request, declared an ex parte reexamination of U.S. Patent Nos. 6,440,125 and 6,673,064 and in September 2009 confirmed that all of the originally issued claims therein were patentable;
WHEREAS, Spectranetics has continued the manufacture, sale, and use of the adjudged infringing Seven Vitesse and Turbo Catheters to date; and
WHEREAS, the Parties desire to resolve the issue of ongoing royalties for Spectranetics’ continued infringement to date and to enter into a license relationship going forward;
NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. DEFINITIONS
1.1 “Affiliate” shall mean any entity controlled by, controlling or under common control of a Party; “control” and its derivatives means the possession of the power to direct or cause the direction of management and operations of such entity and/or the ownership of more than fifty percent (50%) of (i) the capital, (ii) voting rights, and/or (iii) the right to elect or appoint directors.
1.2 “Spectranetics” shall mean The Spectranetics Corporation, a Delaware corporation with its principal place of business at 9965 Federal Drive, Colorado Springs, Colorado 80921, and any of its Affiliates.
1.3 “Effective Date” shall mean the date specified in Section 3.3.
1.4 “Rentrop Patent(s)” shall mean U.S. Patent Nos. 6,440,125 and 6,673,064, and all divisionals, continuations, continuations-in-part, reexaminations or reissuances, based upon or derived from U.S. Patent Nos. 6,440,125 and 6,673,064, including claims issuing from U.S. Patent App. 11/646,743 and all divisionals, continuations, continuations-in-part, reexaminations or reissuances thereof, and all other patents presently owned or assigned to Dr. Rentrop relating to Licensed Catheters. A listing of the Rentrop Patents is attached as Exhibit A.
1.5 “Licensed Catheter(s)” shall mean the following laser catheters: .9 Vitesse, ELCA (110-003); .9 Vitesse, ELCA 80/80 (110-004); .9 Extreme, ELCA (110-001); .9 Extreme 80/80, ELCA (110-002); .9 Extreme 80/80, ELCA (110-152); .9X-80 Extreme, CO, ClirPath (310-152); .9 Vitesse 80Hz, CO, ClirPath (310-154), .9 X-90 Vitesse (110-154); .7 Extreme Turbo (310-155); .7 Extreme OTW X80 (110-005); and Turbo Elite Catheters (the .9 OTW Turbo Elite (410-152) and .9 RX Turbo Elite (410-154) catheters) and any Additional Catheter(s) and any combination products which include any of the above catheter(s) designed, developed, marketed, sold, used or manufactured by Spectranetics in the United States.
1.6 “Additional Catheter(s)” shall mean any laser catheter designed, developed, marketed, sold, used, or manufactured by Spectranetics in the United States,

having a tip diameter of less than 1mm, and which: (i) Spectranetics claims for regulatory purposes or otherwise to be substantially equivalent to any of the Seven Vitesse and Turbo Catheters and Turbo Elite Catheters or for which any of the Seven Vitesse and Turbo Catheters and Turbo Elite Catheters serve as predicate devices, or (ii) is insubstantially different from or a colorable variation of any of the Seven Vitesse and Turbo Catheters and Turbo Elite Catheters, or (iii) otherwise infringes one or more claims of the Rentrop Patents.
1.7 “Net Sales” shall mean (i) the amount separately billed or invoiced for sales of Licensed Catheters manufactured or sold in the United States to Spectranetics’s third party customers, after the deduction of Cap Free Up-Charge and regular trade and quantity discounts actually given, and returns actually made, or (ii) if Licensed Catheters are transferred to a third party without consideration other than for uses in research or clinical trials, or are not separately billed or invoiced, the amount equal to the greater of (1) the average invoiced or billed price of the Licensed Catheters separately billed or invoiced over the preceding 12 months multiplied by the number of Licensed Catheters so transferred, or (2) the portion of the lump sum fee attributable to the Licensed Catheters on a pro rata basis as a percentage of any bundled product offering that includes Licensed Catheters. Licensed Catheters transferred to a third party without consideration for uses in research or clinical trials, and where that entity and personnel performing such research and/or clinical trial are not separately compensated by Spectranetics for the treatment or procedures performed using Licensed Catheters shall not be Net Sales provided Spectranetics provides Dr. Rentrop with the number of the Licensed Catheters used or transferred in connection with any clinical trial and the name of the clinical study as part of the Accounting Report under Article 3.5 of the Agreement. For research or clinical trials involving the transfer of 100 or more catheters, Spectranetics shall further provide Dr. Rentrop with the number of patients involved in the study and notification of published results of the study as part of the reporting and auditing obligations under Articles 3.5 — 3.7. Spectranetics’s manufacture or use of a Licensed Catheter for internal research and development purposes, which does not involve treatment of patients, is not a Net Sale under this Agreement. The number of Licensed Catheters used in clinical trials shall not exceed 15% of the number of Licensed Catheters on which Spectranetics paid Dr. Rentrop royalties during the preceding calendar year.
1.8 “Cap Free Up-Charge” shall mean, for Spectranetics’ customers paying reduced fees for use of the excimer laser machine only, the difference between list price of the Licensed Catheters and the higher actual amount charged these customers for the Licensed Catheters.
1.9 “Quarterly Minimum Royalty” shall mean $135,000 (one hundred thirty five thousand U.S. dollars).
2. LICENSE GRANT
2.1 Subject to all other provisions of this Agreement, Dr. Rentrop hereby grants to Spectranetics a world-wide exclusive, nontransferable, personal, sublicenseable only to those companies against which Spectranetics enforces the Rentrop Patents pursuant to Section 8 of this Agreement, revocable, royalty-bearing license under the Rentrop Patents to make, use, offer for sale, import, sell, or otherwise dispose of Licensed Catheters.
2.2 The license granted under this Agreement shall not be construed to convey to Spectranetics any additional rights to the Rentrop Patents, including but not limited to title or ownership rights. Subject to the following restrictions, Dr. Rentrop grants Spectranetics a limited right to have Licensed Catheters made (“have made”) by Spectranetics’s manufacturers (OEMs) of the Licensed Catheters, whose number should not exceed three OEMs in any calendar year. Spectranetics shall contractually restrict and require that Spectranetics’s OEMs shall only manufacture Licensed Catheters exclusively for Spectranetics and shall not manufacture, transfer, or sell them to any other entity, and that the number of such Licesensed Catheters made by Spectranetics’ OEM shall not exceed the number of Licensed Catheters Spectranetics purchases from Spectranetics’ OEMs. Spectranetics shall use its best efforts to select only reputable OEMs with no known prior instances of unauthorized manufacture and sale, and to ensure Spectranetics’ OEMs actual compliance with these restrictions. Upon notice from Dr. Rentrop that Spectranetics’ OEMs are engaged in unauthorized manufacturing, offerings for sale, importation, use, or sales of the Licensed Catheters to third parties, Spectranetics shall expeditiously take steps to stop the OEM from the unauthorized manufacture and sale of the catheters, and if the OEM fails to do so, terminate its agreement with the noncompliant OEM and expeditiously institute and prosecute, at its own expense, an action seeking to stop the noncompliant OEM from continuing such unauthorized acts.
2.3 The license granted under this Agreement shall continue in full force and effect from the Effective Date until January 4, 2020, unless this Agreement is earlier terminated in accordance with section 10 herein.
2.4 In the event Spectranetics fails to make a quarterly royalty payment in excess of $135,000 in a quarter, this license grant shall convert from an exclusive license to a non-exclusive, nontransferable, personal, nonsublicenseable, revocable, royalty-bearing license under the Rentrop Patents to make, use, offer for sale, import, sell, or otherwise dispose of Licensed Catheters with no reduction or change to the royalty rate and other obligations of Spectranetics under this Agreement. Any sublicense executed prior to the conversion of the exclusive license to a non-exclusive license shall remain valid.
2.5 Within ten (10) days of the Effective Date of this Agreement, the parties shall execute and file with the Court the Consent Judgment in the form attached hereto.
3. PAYMENTS, ROYALTIES, AND ACCOUNTING
3.1 Spectranetics shall pay to Dr. Rentrop a non-refundable and non-recoverable royalty at a rate of 10% (ten percent) of Net Sales of the Licensed Catheters, the accrual of which begins on October 1, 2009. All payments to Dr. Rentrop should be wire transferred in U.S. dollars to the account number                  at Citibank, N.A. Br.

#584, New York, NY 10010 (ABA Routing Number                  ) or to another account as may be specified in writing by Dr. Rentrop pursuant to section 11.9 herein.
3.2 Royalties shall accrue when any Licensed Catheter is shipped, invoiced, transferred or otherwise delivered to a third party, whichever is earlier, regardless of when or whether payment is received by Spectranetics.
3.3 Based on Spectranetics’ representation and warranty, on which Dr. Rentrop relies, that Net Sales of the Licensed Catheters between November 1, 2006 and September 30, 2009 are $21,012,396, the accrued royalties due Dr. Rentrop for that period are $2,101,239 plus interest at the rate of 4.16% compounded annually. No later than 10 business days after the execution of this Agreement, Spectranetics shall (i) make a lump sum payment of $2,266,175 to pay all the accrued royalties and interest for the period between November 1, 2006 and September 30, 2009; and (ii) a lump sum payment of $38,488 to pay additional post-judgment interest on the judgment amount of $610,361 for the period between August 24, 2007 and February 20, 2009. The Effective Date of this Agreement is the date Spectranetics makes the lump sum payment of $2,304,663.
3.4 Thirty days after the end of a quarter, i.e., on January 30, April 30, July 30, and October 30, Spectranetics shall make a quarterly royalty payment equal to the greater of Quarterly Minimum Royalty or actual royalties due for the immediately preceding quarter. For the period starting on October 1, 2009, Spectranetics shall compute the amount of royalties due to Dr. Rentrop on a quarterly basis, and shall furnish Dr. Rentrop with an Accounting Report in the form specified in section 3.5 no later than thirty (30) days after the end of each calendar quarter.
3.5 The Accounting Report shall include a summary of sales of Licensed Catheters sufficient to identify the quantity of Licensed Catheters made and sold during the reporting period, the corresponding Net Sales and applicable deductions, and the total royalty due and method of calculation thereof, and the number of Licensed Catheters transferred to Third Parties without consideration.
3.6 Spectranetics shall keep clear, complete and accurate records with respect to Licensed Catheters manufactured, sold, used, imported, exported or otherwise disposed of for a period of at least five (5) years following such manufacture, sale, use, import, export or other disposal. Dr. Rentrop may, at any time upon at least 14 days written notice and during normal business hours, have independent, third-party auditors inspect and copy Spectranetics’ books and records, including those concerning sales, shipment, manufacturing, and patent marking records, relating to any Accounting Report provided by Spectranetics, and such other records and accounts as may, under recognized accounting practices, contain information bearing upon the amount of royalties due and payable pursuant to this Agreement. The auditors must be approved by Spectranetics, although approval will not be unreasonably withheld, and may be accompanied by Dr. Rentrop’s attorneys during the audit. The audit may cover a period of not more than five (5) years before the first day of the calendar quarter in which the audit is requested. In the event that such audit shows that Spectranetics has cumulatively underpaid royalties by five percent (5%) or more, Spectranetics shall pay, no later than ten (10) days after written itemized demand by Dr. Rentrop, the direct out-of-pocket costs and expenses of such audit (including the reasonable fees charged by Dr. Rentrop’s auditors and attorneys involved in the audit), in addition to the amount of 110% of the underpayment and interest thereon. In the event that such audit shows that Spectranetics has cumulatively underpaid royalties by less than five percent (5%), Spectranetics shall pay, no later than ten (10) days after written itemized demand by Dr. Rentrop, the amount of the underpayment and interest thereon. Notwithstanding the terms of this section of the Agreement, Dr. Rentrop shall not be permitted to request an audit more than once in a twelve-month period of time. Any overage of payment of royalties by Spectranetics for a given quarter may be deducted from a quarterly royalty payment for any six (6) succeeding quarters following discovery of the overpayment but only from the portion of such quarterly royalty payment that exceeds the Quarterly Minimum Royalty. Except for overage recovery specified in the preceeding sentence, Spectranetics, as partial consideration for the license granted herein by Dr. Rentrop to Spectranetics, hereby waives any right it may have to a refund of any royalties or other amounts actually paid to Dr. Rentrop or a portion thereof.
3.7 Spectranetics agrees to cooperate reasonably with Dr. Rentrop’s auditors and attorneys in connection with any such audit. During the audit, Spectranetics shall provide Dr. Rentrop’s auditors and attorneys with all information reasonably requested, including without limitation, information relating to sales, inventory, transfer records, invoices, purchase orders, sales orders, shipping documentation, patent marking records, cost information, customer lists, pricing/invoicing/revenue recognition and allocation policies, and agreements with third parties or affiliates of Spectranetics.
3.8 Spectranetics shall pay to Dr. Rentrop interest for any payment that is late at an interest rate of 4.16% per annum compounded quarterly.
3.9 Transfer Pricing. In the event Spectranetics transfers a Licensed Catheter to an affiliate or subsidiary for further sale to a third party customer, the price used as the basis for calculating the royalty owed by Spectranetics shall be price of the Licensed Catheter sold by the affiliate or subsidiary to the third-party customer.
3.10 In addition to the royalties due and payable to Dr. Rentrop in accordance with section 3, Spectranetics shall pay royalties to Dr. Rentrop on all Licensed Catheters manufactured prior to, but remaining in Spectranetics’ inventory at the date of expiration or termination of this Agreement. The royalties due on the Licensed Catheters in inventory at the date of expiration or termination shall be computed by multiplying the 10% royalty rate by the average selling price of the Licensed Catheters over the immediately preceding calendar year. No later than thirty (30) days after the date of termination or expiration of this Agreement, Spectranetics shall pay Dr. Rentrop any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with an Accounting Report for such payment, duly certified by an officer of Spectranetics, specifying (i) the total quantities of Licensed Catheters, identifying (by catalogue number or the like) the types of such Licensed Catheters, in inventory on the date of expiration or termination of this Agreement; (ii) the total number of orders pending for the Licensed Catheters on the date of expiration or termination of this Agreement; and (iii) the total royalties due and payable for such Licensed Catheters, except that such Accounting Report shall cover the period from the end of the last calendar quarter prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Spectranetics’ other obligations under this Agreement upon termination or expiration.
4. ADDITIONAL PRODUCTS
4.1 Spectranetics represents and warrants that all of its laser catheters having a tip diameter of less than 1mm are set forth on Exhibit B by trade name and model number. Spectranetics further represents and warrants that there are no laser catheters having a tip diameter of less than 1mm for which Spectranetics has applied for regulatory clearance as of the Effective Date which are not set forth on Exhibit B.
4.2 Spectranetics shall provide Dr. Rentrop with written notice of each laser catheter having a tip diameter less than 1 mm it intends to introduce to the market, by itself or as part of a kit or a combination of products and/or services no later than 30 days after Spectranetics first applies for regulatory approval for sales within or outside the United States with respect to such laser catheter. In such notice Spectranetics shall state whether such laser catheter should be deemed an Additional Catheter and should be subject to payment of royalties under this Agreement. If Spectranetics deems such catheter not to be an Additional Catheter, it should include in such notice a detailed claim-by-claim explanation of why it believes such catheter does not embody each claim element of the Rentrop Patents literally and under the doctrine of equivalents. Dr. Rentrop shall have the right to make a reasonable request for information, including but not limited to product brochures, final engineering drawings, physical sample, testing data, and regulatory submissions. No later than 14 days after Dr. Rentrop makes a request for information, Spectranetics shall provide all information reasonably requested by Dr. Rentrop in sufficient detail to enable Dr. Rentrop to determine the structure, intended use, and projected sales of such catheter. Any information provided to Dr. Rentrop shall be provided pursuant to the protective order entered in the Litigation.
4.3 Upon receipt of the information provided by Spectranetics pursuant to Section 4.2 Dr. Rentrop shall provide notice within 45 days to Spectranetics if Dr. Rentrop believes a catheter identified pursuant to section 4.2 is an additional Licensed Catheter and should be subject to the payment of royalties under this Agreement. (Dr. Rentrop shall have the option to reasonably request additional documentation or explanation regarding structure, function, or use of such catheter from Spectranetics if Dr. Rentrop deems information already provided to be insufficient to complete his analysis.)
4.4 The Parties shall have sixty (60) days to resolve whether such catheter identified pursuant to section 4.2 or 4.8 is an additional Licensed Catheter under this Agreement and any other relevant issues.
4.5 If the Parties reach agreement that such catheter to be introduced to the market should become an additional Licensed Catheter under this Agreement, such catheter shall be added to this Agreement by a signed written amendment after which such catheter shall become a Licensed Catheter under this Agreement. Spectranetics shall pay Dr. Rentrop royalties for the Additional Catheter pursuant to Article 3 of this Agreement which start accruing from the date of first sale or transfer of such Additional Catheter.
4.6 If the Parties are unable to reach agreement regarding whether the Additional Product infringes a claim of the Rentrop Patents, the sole remedy for either Party shall be to file a claim for arbitration with the American Arbitration Association to be heard and resolved in New York City by Judge Robert Faulkner as arbitrator, if available, and if not available, a mutually agreed replacement (the “Arbitration”), and to make a motion in the Arbitration in a summary manner to determine whether any of Spectranetics’ catheters, to be introduced to the market by Spectranetics subsequent to the Effective Date, having a tip diameter less than 1mm, are insubstantially different from or a mere colorable variation of the adjudged infringing Seven Vitesse and Turbo Catheters and stipulated infringing Turbo Elite Catheters and are to be included as an Additional Catheter.
4.7 An action brought pursuant to section 4.6 above shall not provide a basis to terminate this Agreement with respect to the Licensed Catheters or to stop or delay any payments under this Agreement.
4.8 Dr. Rentrop may at any time provide Spectranetics with written notice that he considers a particular Spectranetics catheter an Additional Catheter under this License Agreement. Together with or after such notice, Dr. Rentrop may demand and Spectranetics shall provide information and documents specified in section 4.2 regarding such catheter.
5. PATENT MARKING
5.1 Spectranetics shall mark the packaging of all the Licensed Catheters manufactured after the Effective Date with the notation “Licensed under United States Patent No(s).                    . Other patent(s) pending” with the blanks appropriately filled in for each Licensed Catheter. Notwithstanding the above, Spectranetics is under no obligation to mark the packaging of any Licensed Catheter already manufactured, and shall have up to six months after the Effective Date of this Agreement, or until the appropriate regulatory agencies allow, which ever is later, to begin marking the packaging of Licensed Catheters. Spectranetics shall diligently use its best efforts to obtain such regulatory approval without delay and shall provide Dr. Rentrop with copies of all correspondence with the appropriate regulatory agency regarding this issue.
6. NO CHALLENGES TO THE RENTROP PATENTS
6.1 Spectranetics agrees and acknowledges that the Rentrop Patents are valid and enforceable. Spectranetics further agrees and acknowledges that but for this Agreement, its Turbo Elite Catheters would infringe one or more of the claims of the Rentrop Patents.

6.2 Spectranetics or its respective officers, directors, shareholders, employees, agents, customers, distributors, officials, subsidiaries, affiliates, predecessors, successors, or assigns shall not challenge the validity, enforceability, or scope of the Rentrop Patents in any action, proceeding, arbitration, reexamination, reissue or the like after the Effective Date nor shall it participate in, assist, aid, or abet any third party in doing so. This waiver applies to any product made, used, or sold by Spectranetics.
6.3 Dr. Rentrop, on behalf of himself and his agents, servants, employees, officers, directors, parents, subsidiaries and affiliates, franchises, successors and assigns (collectively the “Affiliates”), covenants and agrees that neither he nor any of his Affiliates will bring a lawsuit, claim, or cause of action against Spectranetics or its respective officers, directors, shareholders, employees, agents, customers, distributors, officials, predecessors, successors, or assigns, for infringement of the Rentrop Patents with respect to the Licensed Catheters or any Additional Catheters so long as this Agreement remains in full force and effect and Spectranetics has fully complied with its royalty payment and reporting obligations.
6.4 In the event Spectranetics, its present and future officers, directors, employees, agents, subsidiaries, successor corporations or partnerships, affiliates, assigns and any and all persons and entities in active concert or participation with any of them initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Rentrop Patent in any court, administrative agency or other forum or participates in, assists, aids, or abets any third party in doing so (“Challenge”), all royalty rates, Quarterly Minimum Royalty, and other payments under this Agreement shall be automatically doubled on and after the date of such Challenge for the remaining term of this Agreement.
7. REPRESENTATIONS AND WARRANTIES
7.1 Dr. Rentrop warrants that he owns all right, title, and interest in and to the Rentrop Patents and has the right to grant the license set forth in this Agreement. Dr. Rentrop disclaims all other warranties, representations or guarantees of any kind as to the Rentrop Patents and Licensed Catheters, including but not limited to warranties of merchantability, fitness, adequacy or suitability for a particular purpose, use or result.
7.2 In no event shall Dr. Rentrop, have any liability to Spectranetics or to any third party arising out of the use, operation or application of the Rentrop Patents, Licensed Catheters, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under the license granted hereunder, by Spectranetics or any third party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Rentrop Patents, Licensed Catheters and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under the license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein.

7.3 In no event shall Dr. Rentrop, have any liability to Spectranetics or any third party for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type.
7.4 In no event shall Dr. Rentrop’s liability to Spectranetics exceed the payments made to Dr. Rentrop by Spectranetics under this Agreement.
7.5 The Parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the Parties.
7.6 Nothing contained in this Agreement shall be construed as:
(a) a warranty or representation by Dr. Rentrop as to the validity or scope of any of the Rentrop Patents;
(b) a warranty or representation that any manufacture, sale, use, lease, importation, exportation or other disposal of any Licensed Catheter will be free from infringement of any patent or other industrial or intellectual property rights of any third party;
(c) conferring by implication, estoppel or otherwise upon Spectranetics any license or other right under any patent or other industrial or intellectual property rights other than those patent rights expressly granted in this Agreement;
(d) conferring on Spectranetics any license or other right under the patent rights licensed under this Agreement to manufacture, offer for sale, sell, use, import, export or otherwise dispose of a product or apparatus other than a Licensed Catheter;
(e) conferring on Dr. Rentrop an obligation to file any patent application, or to secure any patent;
(f) conferring on Dr. Rentrop an obligation to make any determination as to the applicability of any patents to any product of Spectranetics;
(g) imposing on Dr. Rentrop an obligation to institute any suit or action for infringement of any of the Rentrop Patents licensed under this Agreement or to defend any suit or action brought by a third party which challenges or concerns the validity of the Rentrop Patents;
(h) conferring on Dr. Rentrop an obligation to furnish any manufacturing or technical information or assistance; nor

(i) conferring on Spectranetics any right to use, in advertising, publicity or otherwise, any name, likeness, trade name, service mark, or trademark of Dr. Rentrop.
8. INDEMNITIES AND INFRINGEMENT ACTIONS
8.1 Spectranetics may prosecute in good faith any and all infringements of the Rentrop Patents. Prior to Spectranetics filing, initiating, or raising any claim concerning the Rentrop Patents, Spectranetics shall provide Dr. Rentrop with information on which such claim is based, including but not limited to infringement, validity, and damages analyses, and litigation budget and strategy, and seek Dr. Rentrop’s permission to proceed with such litigation to be prosecuted by its proposed counsel, and such permission shall not be unreasonably withheld. Spectranetics shall reimburse Dr. Rentrop for reasonable attorneys’ fees and costs incurred by his counsel in evaluating Spectranetics’ request, not to exceed $15,000, no later than 30 days after a written demand therefor. Dr. Rentrop agrees to share the analysis and/or work product generated as the result of this analysis. Dr. Rentrop shall respond to Spectranetics’s request within 30 days of the request and receipt of complete information specified above, except in the event Spectranetics indicates to Dr. Rentrop it may seek a preliminary injunction, in which case Dr. Rentrop shall respond to Spectranetics’s request within 20 days of the request and receipt of complete information specified above. The Parties represent and warrant that each is presently unaware of any such infringement of the Rentrop Patents and has no present reason to suspect same.
8.2 Spectranetics shall prosecute in good faith any claims approved by Dr. Rentrop in accordance with section 8.1 at its own cost and expense. Spectranetics shall provide, at its own expense, Dr. Rentrop and his counsel with copies of all pleadings, correspondence, memoranda, opinions, transcripts, reports, and other documents concerning the prosecution of such claim, subject to the terms of any protective order entered in the litigation. Spectranetics specifically shall attempt to include Dr. Rentrop as a recipient of confidential information in any such protective order. Spectranetics shall consult with Dr. Rentrop regarding significant litigation related decisions, such as claim construction, infringement, or validity positions. Spectranetics may enter into settlements, stipulated judgments or other arrangements regarding such infringement without the written consent of Dr. Rentrop but may not do so with respect to validity or enforceability of the Rentrop Patents to the extent the settlement, stipulated judgment, or other arrangement results in a finding or agreement of invalidity or non-enforceability of one or more of the claims of the Rentrop Patents without the consent of Dr. Rentrop, which shall not be unreasonably withheld. Dr. Rentrop shall permit any action for infringement under the Rentrop Patents to be brought in his name if required by law in which case he will be represented in such action by the counsel of Spectranetics’ choosing at Spectranetics’s expense, and/or, at Dr. Rentrop’s option, of Dr. Rentrop’s choosing at his own expense, in which case Spectranetics agrees to reimburse Dr. Rentrop up to $35,000 no later than 30 days after a written demand therefor. Upon Spectranetics’s request, Dr. Rentrop agrees to provide reasonable assistance of a technical nature which Spectranetics may require in any litigation arising in accordance with the provisions of this section, for which Spectranetics agrees to pay to Dr. Rentrop a reasonable hourly rate of compensation of not less than $500 an hour. In the event Spectranetics refuses to prosecute a claim against a third-party for infringement of the Rentrop Patents brought to Spectranetics’s attention by Dr. Rentrop, Dr. Rentrop shall have the right to prosecute any action related to the Rentrop Patents without consent, involvement, or sharing any recovery with Spectranetics.
8.3 Any damages or other recovery, including a settlement or a sublicense taken by a third party, which results from an infringement action undertaken by Spectranetics under Section 8.1 shall first be used to reimburse the parties for their costs and expenses incurred in good faith in such action, and shall thereafter be allocated between the parties as follows: (i) fifty percent (50%) to Dr. Rentrop and (ii) fifty percent (50%) to Spectranetics.
8.4 Spectranetics shall indemnify, defend, and hold harmless Dr. Rentrop from and against any and all third-party actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including reasonable attorneys’ fees) based on, arising out of, or relating to this Agreement, including, without limitation, (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Licensed Catheters, even if altered for use for a purpose not intended, (ii) the use of the Rentrop Patents by Spectranetics or its customers, (iii) any representation made or warranty given by Spectranetics with respect to the Rentrop Patents or the Licensed Catheters, and (iv) any infringement claims relating to the Licensed Catheters. Spectranetics shall reimburse Dr. Rentrop for the actual reasonable fees, costs, and expenses (including reasonable attorneys’ fees) that he may incur in enforcing this provision no later than 30 days after written itemized demand by Dr. Rentrop for such reimbursement.
9. MATERIAL BREACH AND CURE
9.1 In addition to the applicable legal standards, Spectranetics shall be deemed to be in material breach of this Agreement if it fails, at any time, to make full and timely payments of royalties and interest, timely submit any information or reports required by this Agreement, reasonably cooperate with Dr. Rentrop in auditing Spectranetics’ books and records, initiates or prosecutes any claim concerning the Rentrop Patents without Dr. Rentrop’s approval, commits any breach of any covenant contained in this Agreement, makes a materially inaccurate statement or report, commences or participates in any challenge to the Rentrop Patents, or failes to expeditiously take steps to stop the OEM from the unauthorized manufacture and sale of the catheters, and if the OEM fails to do so, fails to terminate its agreement with the noncompliant OEM.
9.2 Either Party shall have the right to cure its material breach provided the cure is effected within 30 days after written notice thereof by the other Party.

10. TERMINATION
10.1. If a material breach by Spectranetics remains uncured for 30 days after written notice, Dr. Rentrop, in his sole discretion, may, at his option, terminate this Agreement and the license granted to Spectranetics herein or any part thereof.
10.2 In the event Spectranetics commences any action against Dr. Rentrop relating to the Rentrop Patents during the term of this Agreement, Dr. Rentrop may, in his sole discretion, forthwith, terminate this Agreement and the license granted to Spectranetics herein or any part thereof.
10.3 If Spectranetics should become insolvent, a subject of a voluntary bankruptcy, a subject of an involuntary petition in bankruptcy not resolved or bonded over within 90 days, be dissolved, seek court or governmental protection from creditors, make any assignment for creditors, or should a receiver or trustee be appointed for Spectranetics, Spectranetics shall give Dr. Rentrop notice of any of the events specified in this section no later than 10 days after the occurrence of such event. Upon the occurrence of any such event, Dr. Rentrop may terminate this Agreement by written notice of Termination to Spectranetics terminating this Agreement and the license granted to Spectranetics herein or any part thereof.
10.4 This Agreement shall terminate if the ‘064 patent and the ‘125 patent should expire, be declared invalid, unenforceable, or lapse, except that if the ‘064 and ‘125 patent are finally declared invalid or unenforceable due to an action brought by Spectranetics pursuant to Section 8 of this Agreement, the royalty rate under Section 3.1 of this Agreement shall become 5%, payable for one-half the otherwise remaining patent terms of the ‘064 and ‘125 patents, at which time Spectranetics receives a royalty-free license to the Rentrop Patents.
10.5 Unless previously terminated in accordance with other provisions of this Agreement, this Agreement shall continue until January 4, 2020 and shall thereupon terminate.
11. MISCELLANEOUS PROVISIONS
11.1 Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being asserted. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other party shall not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.
11.2 Costs and Expenses. Each Party shall pay its own costs and expenses, including court costs and attorneys fees associated with the mediation, settlement and the creation of this Agreement. The parties agree that the Arbitrator may, in its sole discretion, and upon a finding that one party failed to act in good faith, award attorney’s fees, or a portion thereof, to the prevailing party in any dispute arising out of this Agreement.
11.3 Governing Law. This Agreement shall be construed under the laws of the State of New York notwithstanding any conflict of law principles. The Parties consent and stipulate that any dispute regarding this Agreement shall be exclusively brought and resolved in arbitration before Judge Robert Faulkner, if available, and if not available, a mutually agreed replacement, conducted in New York City in accordance with the rules and procedure of the AAA., and the Parties consent and stipulate to the exclusive jurisdiction thereof. Any litigation arising out of or in connection with such arbitration shall be brought exclusively in the U.S. District Court for the Southern District of New York. The Parties shall however attempt in good faith to resolve any dispute prior to resorting to arbitration or court.
11.4 Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and may only be amended or supplemented in a writing signed by both Parties.
11.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their agents, servants, employees, officers, directors, successors and assigns. This Agreement may not be assigned by Spectranetics, other than in connection with the sale of all or substantially all of the assets of Spectranetics, without the written consent of Dr. Rentrop, which consent shall not be unreasonably withheld. Dr. Rentrop may assign his rights to receive royalty and other payments under this Agreement upon notice to and without the consent of Spectranetics.
11.6 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the remainder of the Agreement shall remain unaffected.
11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all counterparts together shall constitute the Agreement.
11.8 Secrecy of Patent Applications. Spectranetics agrees not to have access and not to demand access to any unpublished patent application of Dr. Rentrop which is unrelated to excimer laser catheters.
11.9 Notices. All notices, demands, and communications provided for herein or made hereunder shall be in writing and shall be deemed to have been given (i) upon receipt, when personally delivered; (ii) upon receipt when sent by overnight courier; or (iii) on the first business day after transmission by electronic means, if a hard copy is sent simultaneously by certified mail, overnight courier, or personal delivery. All notices shall be addressed to the party to receive such notice as follows:

If to Dr. Rentrop:	Dr. Peter Rentrop
c/o Gramercy Cardiac Diagnostic Services, P.C.
920 Broadway, Suite 600
New York, New York 10010

With a copy to:	Marvin S. Gittes
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, New York 10017
msgittes@mintz.com

If to Spectranetics:	Roger Wertheimer
Vice President and General Counsel
9965 Federal Drive
Colorado Springs, Colorado 80921
roger.wertheimer@spectranetics.com

With a copy to:	Kenneth S. Chang
Townsend and Townsend and Crew LLP
1400 Wewatta Street, Suite 600,
Denver, CO 80202
kschang@townsend.com

11.10 Confidentiality. The Parties shall hold this Agreement in confidence and shall not disclose the terms or conditions of this Agreement without the prior written permission of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may disclose this Agreement and its terms and conditions: (i) to the extent necessary to enforce its rights under this Agreement; (ii) pursuant to a valid court order or subpoena; (iii) to a Party’s accountants and attorneys; (iv) to prospective licensees or business partners or investors, provided however that any such disclosure imposes on the receiving party confidentiality oblications at least as restrictive as provided herein. Nothwithstanding the foregoing, Spectranetics’s may file with the SEC or other governmental agency, or otherwise as required by law, upon advice of counsel, issue any press release or other filing regarding this Agreement as it deems appropriate. Additionally, each Party shall have the right to publicize the existence of this Agreement and the license granted herein so long as such public notice does not disclose the terms or conditions of the Agreement.
IN WITNESS WHEREOF, the Parties, through their authorized officers, have caused this Agreement to be executed as of the Effective Date.

DR. K. PETER RENTROP		THE SPECTRANETICS CORPORATION

By:	/s/ K. Peter Rentrop	By:	/s/ Guy A. Childs

	Name:		Name:	Guy A. Childs

	Title:		Title:	Chief Financial Officer

Exhibit A
Listing of the Rentrop Patents:
1.    U.S. Patent Nos. 6,440,125;
2.    U.S. Patent Nos. 6,673,064; and
3.    U.S. Patent Application No. 11/646,743.

EXHIBIT B

MODEL
NUMBER	TRADE NAME

110-003	.9 Vitesse, ELCA
110-004	.9 Vitesse 80/80, ELCA
110-001	.9 Extreme, ELCA
110-002	.9 Extreme 80/80, ELCA
110-152	.9 Extreme 80/80, ELCA
310-152	.9 X-80 Extreme, CO, ClirPath
310-154	.9 Vitesse 80 Hz, CO, ClirPath
410-152	.9 OTW Turbo Elite
410-154	.9 RX Turbo Elite
110-005	Extreme .7 OTW X80
110-154	.9 X-80 Vitesse
310-155	.7 Extreme Turbo

FORM OF CONSENT JUDGMENT
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

X

:
DR. PETER RENTROP,
:
Plaintiff-Counterdefendant,	:	04 Civ. 0101 (PKC)

V.
:
THE SPECTRANETICS CORPORATION,
:
Defendant-Counterplaintiff.
:
X
CONSENT JUDGMENT
This action having been tried to the jury, resulting in a jury verdict on December 8, 2006 that claims 1, 8, and 15-17 of U.S. Patent No. 6,673,064 were infringed by the following catheters:
Point 9™ Extreme (over-the-wire) Model 110-001,
Point 9™ X80 Extreme (over-the-wire) Models 110-002 and 110-152,
Point 9™ Vitesse (rapid exchange) Model 110-003,
Point 9™ X80 Vitesse (rapid exchange) Model 110-004,
CLiRpath Turbo Peripheral Over-the-Wire (OTW) 0.9 mm X80 Model 310-152, and
CLiRpath Turbo Peripheral Rapid Exchange (RX) 0.9 mm X80 Model 310-154
(collectively “Seven Vitesse and Turbo Catheters”); and
further jury verdict of validity, rejection of trade secret misappropriation and conversion defenses, and finding Dr. Peter Rentrop (“Dr. Rentrop”) to be the sole inventor of U.S. Patent Nos. 6,673,064 and 6,440,125 and awarding damages of $650,000;
The Court having rejected the motion for judgment as a matter of law of non-infringement filed by The Spectranetics Corporation (“Spectranetics”) and its defenses of inequitable conduct and implied license and having entered final judgment for Dr. Rentrop in the amount of $500,000;
The Court of Appeals for the Federal Circuit having affirmed the final judgment for Dr. Rentrop on December 18, 2008;
The United States Patent and Trademark Office having, at the request of Spectranetics, conducted a reexamination and having confirmed patentability of all the of the original claims of U.S. Patent Nos. 6,673,064 and 6,440,125;

Spectranetics having represented and warranted to Dr. Rentrop, and Dr. Rentrop having relied thereon, that all of Spectranetics’ continued sales were completely and accurately reported to Dr. Rentrop;
The parties wishing to settle the existing controversy over payment of royalties for continuing sales and license future sales and amicably resolve this issue on consent;
The Court having jurisdiction over the parties and the action;
The Court having considered the representations of the parties;
IT IS HEREBY ORDERED, ADJUDGED AND DECREED that
1. The parties resolved the outstanding issue of ongoing royalties for Spectranetics’ continued manufacture, sale, use, offer for sale, or importation of Seven Vitesse and Turbo Catheters and other catheters on the terms and conditions set forth in a License Agreement executed on December 30, 2009 (the “License Agreement”) between Spectranetics and Dr. Rentrop, which licenses Spectranetics to U.S. Patent Nos. 6,673,064 and 6,440,125. The parties shall promptly execute any additional documents, if necessary, in order to effectuate the License Agreement.
2. Spectranetics consents to the entry of judgment that it shall pay Dr. Rentrop royalties on the terms and conditions set forth in the License Agreement.
3. Contingent upon Spectranetics’ timely and accurate payments of royalties as they become due pursuant to the License Agreement for 6 months from the date of this Consent Judgment, this action shall be dismissed with prejudice.
4. Spectranetics agrees and acknowledges that U.S. Patent Nos. 6,673,064 and 6,440,125 are valid and enforceable, and that Dr. Rentrop is the sole owner and inventor thereof. Spectranetics further agrees and acknowledges that but for the License Agreement, its .9mm OTW Turbo Elite, Model 410-152; .9mm RX Turbo Elite, Model 410-154; Extreme .7 OTW X80, Model 110-005; .7 Extreme Turbo, Model 310-155; .9 X-80 Vitesse, Model 110-154 catheters would infringe one or more of the claims of U.S. Patent No. 6,673,064.
5. Spectranetics together with its respective officers, directors, shareholders, employees, agents, customers, distributors, officials, subsidiaries, affiliates, predecessors, successors, or assigns consents to refrain from challenging the validity, enforceability, inventorship, ownership or scope of U.S. Patent Nos. 6,673,064 and 6,440,125 and any patent application and/or patent claiming priority to U.S. Patent Nos. 6,673,064 and/or 6,440,125 in any action, proceeding, arbitration, reexamination, reissue or the like nor shall it participate in, assist, aid, or abet any third party in doing so. This waiver applies to any product made, used, or sold by Spectranetics.
6. The parties shall bear their own respective attorneys fees, costs, expert witness fees, expert consultant fees, mediation fees, investigation costs or fees arising in connection with the above-captioned litigation, mediation, settlement, and the creation of the License Agreement.

7. This Consent Judgment shall have the full force and effect of a final order and judgment under the Federal Rules of Civil Procedure.
8. The Court shall retain continuous jurisdiction to enforce this Consent Judgment and the License Agreement.
9. Spectranetics waives all right to appeal from this consent judgment.

SO ORDERED:	Dated:

P. Kevin Castel
United States District Judge

Agreed as to form:

MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.	TOWNSEND TOWNSEND & CREW LLP

By:	By:
Marvin S. Gittes (MG 6112)	Kenneth Chang
Timur E. Slonim (TS 0915)	1400 Wewatta Street, Suite 600,
666 Third Avenue	Denver, CO 80202
New York, New York 10017	Tel: (303) 607-3209
Tel: (212) 935-3000	Fax: (303) 571-4321
Fax: (212) 983-3115
Attorneys for Defendant Spectranetics Corp.
Attorneys for Plaintiff-Counterdefendant, Dr. Peter Rentrop